EXHIBIT 99.1

Jones Soda Reports Second Quarter 2020 Results

SEATTLE, Aug. 06, 2020 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB: JSDA), the original craft soda known for its unconventional flavors and user-generated label artwork, announced results for the second quarter ended June 30, 2020.

Second Quarter 2020 Financial Summary vs. Year-Ago Quarter

  Revenue was $3.1 million compared to $3.5 million.
  Gross profit as a percentage of sales was 18.9% compared to 22.6%.
  Net loss was $738,000 or $(0.01) per share, compared to a net loss of $576,000, or $(0.01) per share.
  Adjusted EBITDA1 was $(653,000) compared to $(357,000).

Management Commentary

“The second quarter marked another period of progress, despite continued headwinds resulting from the COVID-19 pandemic,” said Jamie Colbourne, Jones Soda’s interim CEO. “In fact, the resurgence in demand for our core bottled soda products continued through the quarter, particularly in June, but this was offset by the expected decline in 7-Select revenue. During the quarter, we also made it a point to clean up our balance sheet through the discounted sales of slow-moving inventory, and we are confident in where our balance sheet sits today.

“In the time since I have taken the helm as interim CEO, the organization has made significant strides in becoming more focused on its core competencies. We continue to work to optimize the cost structure by reducing non-essential expenses and aim to keep our spending as efficient as possible. Our marketing team has done an excellent job implementing several social media initiatives, including a recent partnership with legendary skateboarder Tony Hawk, that we believe are further driving consumer awareness.

“As we move into the second half of 2020, we intend to build on the momentum from the year over year growth in our core bottled soda line that we experienced in June. We are seeing this momentum continue into July, and based on our new increased commercial focus, we expect this growth to continue in the future. Additionally, we remain steadfast in our commitment to bolstering Jones Soda’s brand awareness and driving growth in the core product lines. Although there are still uncertainties surrounding the global pandemic, our organization continues to be in constant contact with customers, distributors and supply chain partners to quickly respond to any changes that may arise. Everyone at Jones continues to be enthusiastic about the progress we have made so far and the various growth opportunities on the horizon.”

Second Quarter 2020 Financial Results

Revenue in the second quarter of 2020 was $3.1 million compared to $3.5 million in the year-ago quarter. This was primarily due to the expected decrease of $384,000 in 7-Select revenue as a result of the declining number of 7-Eleven stores carrying Jones 7-Select and one-time promotions for 7-Select in the prior-year quarter that bolstered revenue in such prior period. The decrease was partially offset by a 9% increase in revenues from Jones’ core bottled soda products, which we believe reflects continued positive momentum for this product line. Excluding the 7-Select segment, total revenue for the second quarter of 2020 remained flat at $2.9 million compared to the prior-year period.

Gross profit as a percentage of sales was 18.9% for the second quarter of 2020 compared to 22.6% in the same year-ago quarter. The decrease was primarily driven by the one-time sell-off of slow-moving inventory at a discount, which recorded a negative gross margin for those products.

Net loss for the second quarter of 2020 was $738,000, or $(0.01) per share, compared to a net loss of $576,000, or $(0.01) per share, in the same quarter a year ago.

Adjusted EBITDA1 in the second quarter of 2020 was $(653,000) compared to $(357,000) in the same quarter a year ago.

At June 30, 2020, cash and cash equivalents totaled $4.3 million compared to $6.0 million at December 31, 2019. Apart from an outstanding convertible debt instrument and its loan under the Paycheck Protection Program, the Company did not have any substantial debt and continues to actively evaluate a new line of credit.

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1 Adjusted EBITDA is defined as net loss from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2020.

Date: Thursday, August 6, 2020
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-866-269-4266
International dial-in number: 1-323-347-3282
Conference ID: 6338661

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 13, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 6338661

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations and its ability to continue as a going concern, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the ongoing negative impact that the novel coronavirus (COVID-19) pandemic has had and will likely continue to have on the Company’s business operations and sales; the Company’s ability to effectively utilize the proceeds from its 2019 strategic financing from HeavenlyRx; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies, especially in light of the closures and delays caused by the COVID-19 pandemic;  the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; the Company’s ability to maintain its relationship with 7-Eleven; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and manage the impact of the COVID-19 pandemic on its supply chain; the Company’s ability to develop CBD-infused beverages; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing and to manage the impact that the COVID-19 pandemic may have on the Company’s ability to access capital; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on March 30, 2020 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach
Gateway Investor Relations
1-949-574-3860
JSDA@gatewayir.com
finance@jonessoda.com

  JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

	(In thousands, except share data)		(In thousands, except share data)
	(Unaudited)		(Unaudited)

Revenue	$3,098	$3,489	$5,890	$6,313
Cost of goods sold	2,512	2,702	4,722	4,959
Gross profit	586	787	1,168	1,354
Gross profit %	18.9%	22.6%	19.8%	21.4%

Operating expenses:
Selling and marketing	529	638	1,282	1,253
General and administrative	754	550	1,462	1,208
	1,283	1,188	2,744	2,461
Loss from operations	(697)	(401)	(1,576)	(1,107)
Interest income	4	-	21	-
Interest expense	(38)	(173)	(76)	(262)
Other income, net	1	7	14	9
Loss before income taxes	(730)	(567)	(1,617)	(1,360)
Income tax expense, net	(8)	(9)	(12)	(12)
Net loss	$(738)	$(576)	$(1,629)	$(1,372)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.03)
Weighted average basic and diluted common shares outstanding	61,667,668	42,394,860	61,666,552	41,996,071

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$4,310	$5,969
Accounts receivable, net of allowance of $113 and $44	2,648	1,573
Inventory	1,623	1,788
Prepaid expenses and other current assets	204	310
Total current assets	8,785	9,640
Fixed assets, net of accumulated depreciation of $493 and $484	320	162
Other assets	33	33
Right of use lease asset	522	17
Total assets	$9,660	$9,852
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,005	$554
Lease liability, current portion	98	18
Accrued expenses	711	663
Taxes payable	2	10
Total current liabilities	1,816	1,245
Convertible subordinated notes payable, net	1,359	1,333
Accrued interest expense	191	147
SBA Loan	335	-
Lease liability, net of current portion	427	-
Total liabilities	4,128	2,725
Shareholders’ equity (deficit):
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 61,667,668 shares and 61,566,076 shares, respectively	73,846	73,773
Accumulated other comprehensive income	303	342
Accumulated deficit	(68,617)	(66,988)
Total shareholders’ equity	5,532	7,127
Total liabilities and shareholders’ equity	$9,660	$9,852

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
GAAP net loss	$(738)	$(576)	$(1,629)	$(1,372)
Stock based compensation	32	26	73	89
Interest income	(4)	-	(21)	-
Interest expense	38	173	76	262
Income tax expense, net	8	9	12	12
Depreciation and Amortization	11	11	21	19
Non-GAAP Adjusted EBITDA	$(653)	$(357)	$(1,468)	$(990)